Exhibit 2.1

AMENDED AND RESTATED
SHARE PURCHASE
AND

EQUITY EXCHANGE AGREEMENT

This Amended and Restated Share Purchase and Equity Exchange Agreement (the “Agreement”) has been made and entered into as of December 31, 2019 and is made to be effective as of April 18, 2019, and supersedes and replaces that certain agreement of even date known as the “Reverse Merger / Share Purchase Agreement Between Sierra Gold Corp. (sic) and National Storm Recovery (sic) DBA Central Florida ArborCare.” The Agreement is entered into by and among Sierra Gold Corporation (NKA National Storm Recovery, Inc.) (the “Company” or “SIERRA”) by and through its sole and duly authorized officer and representative, Robert Stevens (“Stevens”), National Storm Recovery, LLC, a Florida limited liability company DBA Central Florida ArborCare (“NSR”), by and through its sole and duly authorized officer Anthony Raynor (“Raynor”), Raynor, individually and as the sole member of NSR, holding 100% of the issued and outstanding membership interests of NSR (the “Member(s)”) and Somerset Capital, Ltd. (“Somerset”), as the holder of Ninety (90) shares of Sierra Series A Preferred Stock, by its duly authorized officer and representative, Robert Stevens (“Shareholder(s)”) as well as Thistle Investments, LLC as assignee of Somerset Capital, Ltd..

RECITALS

A. The Members and Shareholders and the respective Board of Managers and Board of Directors of each, National Storm Recovery, LLC, a Florida limited liability company DBA Central Florida ArborCare (“NSR”) and Sierra Gold Corporation, a Wyoming corporation (Now Known As or NKA “National Storm Recovery, Inc.”)(“SIERRA”) have declared it advisable and approved the series of related transactions which effect an exchange of shares for membership interests (the “Exchange”) pursuant to which Sierra will acquire all of the issued and outstanding membership interests of NSR (the “Membership Interests”) from the members of NSR in exchange for the Members of NSR receiving (i) Forty Million (40,000,000) shares of the Common Stock of Sierra on a post 1:10,000 reverse split basis, together with (ii) Ninety (90) shares of the issued and outstanding shares of “super preferred stock” known as the “Sierra Series A Preferred Stock (100% or all of the issued and outstanding preferred shares).

B. The Members, the Board of Directors of Sierra and Board of Managers of NSR have determined that the exchange is in furtherance of and consistent with their respective long-term business strategies and is fair to and in the best interests of their respective securities holders.

C. The parties intend and desire the transaction to qualify as a tax-free reorganization under Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended, except for the cash portion known as “boot”.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE EXCHANGE

SECTION 1.1 The Exchange. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Members shall sell, convey, assign, transfer and deliver to Sierra free and clear of all Liens, and Sierra shall purchase, all right, title and interest in and to all of such Members’ Membership Interests, free and clear of all liens, security interests, charges, encumbrances and rights of others. In consideration for the Membership Interests so acquired by Sierra, Sierra shall issue and deliver the agreed shares of Sierra common stock (“Sierra Common Stock”) and Somerset Capital, Ltd. shall transfer all of the Series A Preferred Shares (via delivery of the indemnity letter and waiver of medallion guarantee and stock power duly endorsed and notarized (or with medallion guarantee affixed) to the Members, on a pro rata basis in exchange for the Membership Interests transferred to Sierra pursuant to this Agreement, as soon as practicable following the satisfaction or permissible waiver of the conditions set forth in Article 5.

SECTION 1.2 Closing. Although the original agreement among the parties was executed and many of the conditions of that agreement have been met, there are other that remain outstanding and other terms and conditions that are important to the parties to amend, to be effective as of the original date. Thus, subject to the terms and conditions of this Agreement, the closing of this Amended and Restated Equity Purchase and Exchange Agreement and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place at the offices of Davisson & Associates, PA, 4124 Quebec Avenue North, Suite 306, Minneapolis, MN 55427 on December 31, 2019, 8:00 a.m. Central Standard Time (or at such other date, time and place as the parties hereto may agree).

SECTION 1.3 Effective Time. On the date of Closing, the Members shall deliver to Sierra, membership interest certificates or other duly executed documents of transfer (the “Transfer Certificates”) representing the Membership Interests duly endorsed in blank or accompanied by stock powers endorsed in blank. Somerset shall deliver the stock power for the conveyance of book entry shares or certificate representing the Ninety (90) shares of Sierra Series A Preferred Stock duly endorsed in blank; and Sierra shall deliver the newly issued share certificate(s) for Sierra Common Stock.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF NATIONAL STORM RECOVERY, LLC

The Members and managers of NSR, collectively, jointly and severally, represent, warrant and covenant to SIERRA as follows and acknowledge that SIERRA is relying upon such representations and warranties in connection with the Contemplated Transactions (as hereinafter defined):

SECTION 2.1 Capitalization. The outstanding and issued membership interests of NSR consist of 100% of the financial and governance rights which are owned by the Members as specifically set forth on Exhibit A attached hereto. NSR does not and, at the Closing, NSR will not, have outstanding any membership interests or other securities or any rights, warrants or options to acquire securities of NSR or any convertible or exchangeable securities and, other than SIERRA pursuant to this Agreement, no person has or, at Closing will have, any right to purchase or otherwise acquire any securities of NSR. There are, and at Closing there will be, no outstanding obligations of NSR to repurchase, redeem or otheiwise acquire any securities of NSR. All of the Transferred Membership Interests are, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any pre-emptive rights, rights of first refusal or any other contractual or legal restrictions of any kind.

2

SECTION 2.2 Title to the Membership Interests. The Members are the beneficial owners and hold good and valid title to the Transferred Membership Interests free and clear of any Lien. Upon consummation of the Contemplated Transactions and the satisfaction of the conditions to Closing set forth herein, SIERRA will own all of the issued and outstanding membership interests of NSR, free and clear of any Lien. At the Closing, the Members will deliver the Transferred Membership Interests free and clear of any Lien.

SECTION 2.3 Authority Relative to this Agreement. NSR and each Member has full power, capacity and authority to execute and deliver each Transaction Document to which it is or, at Closing, will be, a party and to consummate the transactions contemplated hereby and thereby (the “Contemplated Transactions”). The execution, delivery and performance by each Member and NSR of each Transaction Document and the consummation of the Contemplated Transactions to which NSR or the Members, are, or at Closing, will be, a party will have been duly and validly authorized by each Member and NSR, respectively, and no other acts by or on behalf of either the Members or NSR will be necessary or required to authorize the execution, delivery and performance by the Members and NSR of each Transaction Document and the consummation of the Contemplated Transactions to which it is or, at Closing, will be, a party. This Agreement and the other Transaction Documents to which the Members and/or NSR is a party have been duly and validly executed and delivered by the Members and NSR and (assuming the valid execution and delivery thereof by the other parties thereto) will constitute the legal, valid and binding agreements of each Member and NSR enforceable against the Members and NSR in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 2.4 No Conflicts; Consents. The execution, delivery and performance by each Member and NSR of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which the Members and/or NSR are a party, will not: (i) violate any provision of the articles or organization, member control agreement or operating agreement of NSR; (ii) require NSR or any Member to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule 2.4 (the “NSR Required Consents”); (iii) violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Contract (including any Real Property Lease) to which NSR is a party or by which it or any of its assets is bound or subject, or to the best of the Members’ and NSR’s knowledge and information result in the creation of any Lien upon any of the Transferred Membership Interests or upon any of the Assets of NSR; (iv) violate any Order, any Law, of any Governmental Body against, or binding upon, any Member or NSR or upon any of their respective assets or the Business; or (v) violate or result in the revocation or suspension of any Permit.

SECTION 2.5 Corporate Existence and Power. NSR is a company duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite powers, authority and all Permits required to own and/or operate its Assets and to carry on the Business as conducted as of the date hereof. NSR has no subsidiaries and does not directly or indirectly own any equity or other interest or investment in any other person except for its interest in the entities set forth on Schedule 2.5.

SECTION 2.6 Charter Documents and Corporate Records. NSR has heretofore delivered to SIERRA true and complete copies of the articles of organization and other organizational documents, or comparable instruments, of NSR as in effect on the date hereof. The membership interest transfer books of NSR have been made available to SIERRA for its inspection and are true and complete in all respects in accordance with their tenor.

3

SECTION 2.7 Financial Statements in General. All financial, business and accounting books, ledgers, accounts and official and other records relating to NSR have been accurately kept and completed to the best of NSR’s knowledge, and NSR has no knowledge, notice belief or information there are any material inaccuracies or discrepancies contained or reflected therein except for items listed in Schedule 2.7.

SECTION 2.8 Liabilities. NSR has not incurred any Liabilities since its most recent balance sheet (the “Latest Balance Sheet Date”) except for (i) current Liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of the Business and consistent with past practice, (ii) Liabilities reflected on any balance sheet referred to in Section 2.7, and (iii) debt related to certain purchases and financings that would be considered subsequent events.

SECTION 2.9 NSR Receivables. Except to the extent of the amount of the allowance for doubtful accounts reflected in the Annual Statements, all the Receivables of NSR reflected therein, and all Receivables that have arisen since the Latest Balance Sheet Date (except Receivables that have been collected since such date), are valid and enforceable Claims subject to no known deficiencies, offsets, returns, allowances or credits of any kind, and constitute bona fide Receivables collectible in the ordinary course of the Business except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or similar laws or principles of equity affecting the enforcement of creditors rights generally.

SECTION 2.10 Absence of Certain Changes. (a) Since it Latest Balance Sheet Date, NSR has conducted the Business in the ordinary course consistent with past practice, except as disclosed on Schedule 2.10 hereof, and there has not been:

(i) Any material adverse change in the Condition of the Business;

(ii) Any damage, destruction or other casualty loss (whether or not covered by insurance), condemnation or other taking affecting the Business or the Assets of NSR;

(iii) Any change in any method of accounting or accounting practice by NSR;

(iv) Any material increase in the compensation, commission, bonus or other direct or indirect remuneration paid, payable or to become payable to any officer, member, director, consultant, agent or employee of NSR, or any material alteration in the benefits payable or provided to any thereof;

(v) Any material adverse change in the relationship of NSR with its employees, customers, suppliers or vendors;

(vi) Except for the asset sale by involving Ogden its changes made outside of the ordinary course of Business, any material change in any of NSR’s business policies, including advertising, marketing, selling, pricing, purchasing, personnel, returns or budget policies;

(vii) Any agreement or arrangement whether written or oral to do any of the foregoing.

(viii) NSR has no Liability that is past due that would have a materially adverse affect on NSRI or its operations or that is not otherwise curable.

4

SECTION 2.11 Leased Real Property, (a) NSR has no fee interest, purchase options or rights of first refusal in any real property and NSR has no leasehold or other interest in any real property, except as set forth on Schedule 2.11 (the “Leased Real Property”), and all leases or interests including all amendments, modifications, extensions, renewals and/or supplements thereto (collectively, “Real Property Leases” or “Real Property Interests”) are described on Schedule 2.11.

SECTION 2.12 Personal Property; Assets. NSR has good and valid title to (or valid leasehold interest in) all of its personal property and Assets, free and clear of all Liens, except the Permitted Liens and as indicated on Schedule 2.12. The machinery, equipment, computer software and other tangible personal property constituting part of the Assets and all other Assets (whether owned or leased) are in good condition and repair (subject to normal wear and tear) and are reasonably sufficient and adequate in quantity and quality for the operation of the Business as previously and presently conducted. Schedule 2.12 contains a list and description of all tangible personal property owned or leased by NSR with a book value (before depreciation) of $10,000 or more. The Assets constitute all of the assets, which are necessary to operate the Business of NSRI as currently conducted.

SECTION 2.13 Contracts.

(a) Schedule 2.13 sets forth an accurate and complete list of all Contracts to which NSR is a party or by which it or its Assets are bound or subject to, that: (i) cannot be cancelled upon 30 days’ notice without the payment or penalty of less than One Thousand Dollars ($1,000); or (ii) involve aggregate annual future payments in cash, kind or other things of value by or to any person or entity of more than Five Thousand Dollars ($5,000). True and complete copies of all written Contracts (including all amendments thereto and waivers in respect thereof) and summaries of the material provisions of all oral Contracts so listed have been made available to SIERRA.

(b) All Contracts to which NSR is a party are valid, subsisting, in full force and effect and binding upon NSR and the other parties thereto, in accordance with their terms, except that no representation or warranty is given as to the enforceability of any oral Contracts. To the best of the Members’ knowledge and belief, except as set forth on Schedule 2.13, NSR is not in default (or alleged default) under any such Contract.)

SECTION 2.14 Patents and Intellectual Property Rights. NSR does not own any patents, trademarks, trade names, service marks, brand marks, brand names, or registered copyrights (collectively, the “Intellectual Property”) except those associated with its name and certain Intellectual Property that was part of the asset purchases with Ogden, Central Florida Arborcare and Sustainable Green Team.

SECTION 2.15 Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving NSR, its Assets, the Business, or the Transferred Membership Interests. There are no actions, suits, claims or counterclaims, examinations, NSR Required Consents or legal, administrative, governmental or arbitral proceedings or investigations (collectively, “Claims”) (whether or not the defence thereof or Liabilities in respect thereof are covered by insurance), pending or against or involving NSR, its Assets, the Business or the Transferred Membership Interests.

5

SECTION 2.16 Taxes.

(a) Except as set forth in Schedule 2.16:

(i) NSR has timely filed or, if not yet due but due before Closing, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete in all material respects;

(ii) NSR has paid, or if payment is not yet due but due before Closing, will promptly pay when due to each appropriate Tax Authority, all Taxes of NSR shown as due on the Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing;

(iii) the accruals for Taxes currently payable as well as for deferred Taxes shown on the financial statements of NSR as of the date of the Annual Statement or the date of any financial statements delivered hereunder: (A) adequately provide for all contingent Tax Liabilities of NSR as of the date thereof; and (B) accurately reflect, as of the date thereof, all unpaid Taxes of NSR whether or not disputed, in each case as required to be reflected thereon in order for such statements to be in accordance with USGAAP;

(iv) no extension of time has been requested or granted for NSR to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and Intent21 has not granted a power of attorney that remains outstanding with regard to any Tax matter;

(v) NSR has not received notice of a determination by a Tax Authority that Taxes are currently owed by NSR (such determination to be referred to as a “Tax Deficiency”) and, to the Members’ knowledge, no Tax Deficiency is proposed or threatened;

(vi) all Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

(vii) there are no Tax Liens on or pending against NSR or any of the Assets, other than those which constitute Permitted Liens;

(viii) there are no presently outstanding waivers or extensions or requests for a waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

(ix) no issue has been raised in any examination, investigation, NSR Required Consents, suit, action, claim or proceeding relating to Taxes (a “Tax Intent21 Required Consents”) which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

(x) there are no pending or threatened Tax Audits of NSR;

(xi) NSR has no deferred intercompany gains or losses that have not been fully taken into income for income Tax purposes;

(xii) there are no transfer or other taxes (other than income taxes) imposed by any state on NSR by virtue of the Contemplated Transactions; and

(xiii) no claim has been made by any Tax Authority that NSR is subject to Tax in a jurisdiction in which NSR is not then paying Tax of the type asserted.

6

(b) To the Members’ knowledge, NSR has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the date of Closing and has been furnished properly completed exemption certificates for all exempt transactions and has no information otherwise or notice of any claim by any government or jurisdiction with regards thereto. NSR has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the date of Closing. With respect to sales made by NSR prior to the date of Closing for which sales and use Taxes are not yet due as of the date of Closing, all applicable sales and use Taxes payable with respect to such sales will have been collected or billed by NSR and will be included in the Assets of NSR as of the date of Closing.

SECTION 2.17 Compliance with Laws. NSR is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, “Orders”) nor is NSR in violation of any Laws of any Governmental Bodies affecting NSR, the Transferred Membership Interests or the Business.

SECTION 2.18 Permits. NSR has obtained all licenses, permits, certificates, certificates of occupancy, orders, authorizations and approvals (collectively, “Permits”), and has made all required registrations and filings with all Governmental Bodies, that are necessary to the ownership of the Assets, the use and occupancy of the Leased Real Property, as presently used and operated, and the conduct of the Business or otherwise required to be obtained by NSR. All Permits required to be obtained or maintained by NSR are listed on Schedule 2.18 and are in full force and effect; no violations are or have been recorded, nor have any notices or violations thereof been received, in respect of any Permit; and no proceeding is pending or threatened to revoke or limit any Permit; and the consummation of the Contemplated Transactions will not (or with the giving of notice or the passage of time or both will not) cause any Permit to be revoked or limited.

SECTION 2.19 Environmental Matters. NSR is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

SECTION 2.20 Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of NSR who might be entitled to any fee or commission from NSR in connection with the consummation of the Contemplated Transactions.

SECTION 2.21 Disclosure. Neither this Agreement, the Schedules hereto, nor any reviewed or unaudited financial statements, documents or certificates furnished or to be furnished to SIERRA by or on behalf of NSR or the Members pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There are no events, transactions or other facts, which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or Condition of the Business.

7

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SIERRA GOLD CORPORATION
(NKA NATIONAL STORM RECOVERY, INC.)

AND

SOMERSET CAPITAL LTD.

SIERRA represents, warrants and covenants to NSR and its Members as follows and acknowledges that NSR and the Members are relying upon such representations and warranties in connection with the Contemplated Transactions:

SECTION 3.1 Authority Relative to this Agreement. The Board of Directors has authorized the officers of SIERRA to execute and deliver each Transaction Document to which it is or, at Closing, will be, a party with the consummation of the Contemplated Transactions, to be effective immediately following the affirmative vote of SOMERSET in its capacity as the holder of Ninety (90) shares of SIERRA’s Super Preferred Stock also known as Series A Preferred Stock, in favour of the Contemplated Transactions (effective immediately prior to their transfer hereunder), the execution and delivery by SIERRA’s officers, of each Transaction Document and the consummation of the Contemplated Transactions to which they are or, at Closing, will be, a party, no other acts by or on behalf of SIERRA are necessary or required to authorize the execution, delivery and performance by SIERRA of each Transaction Document and the consummation of the Contemplated Transactions to which it is or, at Closing, will be a party. This Agreement and the other Transaction Documents to which SIERRA is a party have been, executed and delivered by SIERRA and (assuming the valid execution and delivery thereof by the other parties thereto) constitutes, or will, at the Closing, constitute, as the case may be, the legal, valid and binding agreements of SIERRA enforceable against it in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable Laws affecting the enforcement of shareholders’ or creditors’ rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity).

SECTION 3.2 No Conflicts; Consents. The execution, delivery and performance by SIERRA of each Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which SIERRA is a party does not and will not: (i) violate any provision of the articles of incoiporation or by-laws of SIERRA, as the case may be; (ii) require SIERRA to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, other than the filing of current information with OTC Markets and related forms or schedules; (iii) except as set forth in Schedule 3.2, violate, conflict with or result in the breach or default under (with or without the giving of notice or the passage of time), or permit the suspension or termination of, any material Contract to which SIERRA is a party or any of them or any of its assets is bound or subject or result in the creation or any Lien upon any assets of SIERRA; or (iv) violate any Order or, to SIERRA’s knowledge, any Law of any Governmental Body against, or binding upon, SIERRA, or upon any of its respective assets or businesses.

SECTION 3.3 Corporate Existence and Power of SIERRA. SIERRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, and has all requisite corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

8

SECTION 3.4 Capitalization.

(a) Pre-Split. The authorized capital stock of SIERRA consists of: (i) 3,499,000,000 shares of common stock, $0.001 par value (the “SIERRA Common Stock”) and (ii) 1,000,000 shares of Preferred Stock authorized, no par value, of which One Hundred (100) shares have been designated as Series A Preferred Stock. The Series A Preferred Stock has no conversion rights, is senior to SIERRA’s Common Stock, and has voting rights per share as follows: Each share of Series A Preferred Stock shall have voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding Common Stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49 (the “Denominator”), minus (z) the Numerator. For the avoidance of doubt, if the total issued and outstanding Common Stock eligible to vote at the time of the respective vote is 600,000, the voting rights of ONE SHARE of Series A Preferred Stock shall be equal to (0.019607 x 600,000 / 0.49) - (0.019607 x 600,000)) or (24,008 - 11,764) or 12,244 votes per share, or approximately 2% per share (the “Super Preferred Stock.”) As of the date hereof and at Closing, the number of issued and outstanding shares of Common Stock is approximately Three Billion Four Hundred Six Million Eight Hundred Sixty Five Thousand Two Hundred Eighty Five (3,406,865,285) shares and the number of issued and outstanding shares of Series A Preferred Stock are Ninety (90) shares. All of the SIERRA Common Stock is, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any pre-emptive rights, rights of first refusal or any other contractual or legal restrictions of any kind. Similarly all of the SIERRA Series A Preferred Stock is, and at Closing will be, duly authorized, duly and validly issued, fully paid and non-assessable, and none were issued in violation of any pre-emptive rights, rights of first refusal or any other contractual or legal restrictions of any kind. At Closing there are not and will not be, any other shares of Preferred Stock designated, issued or outstanding; and there will be no other shares of Common or Preferred Stock issuable under any contractual rights and no instruments convertible into, or that require the issuance of any other shares of SIERRA’s capital stock except as expressly set forth herein.

(b) Post-Split. The Company is in the process of effecting a 1:10,000 reverse stock split, the result of which will result in the aforementioned shares equalling approximately Six Hundred Two Thousand Six Hundred Thirty Six (602,636) shares on a post split basis with Three Billion Five Hundred Million (3,500,000,000) shares of the Company’s capital stock authorized for issuance, Three Billion Four Hundred Ninety Nine Thousand (3,499,000) shares of which will be designated as Common Stock, $0,001 par value; and One Million (1,000,000) shares of which are designated a Preferred Stock, no par value; One Hundred (100) of the shares of Preferred Stock have been designated as Series A Preferred Stock, Ninety (90) of which are issued and outstanding on a post split basis the remaining Nine Hundred Ninety Nine Thousand Nine Hundred (999,900) shares are authorized but undesignated and unissued. On a split adjusted basis, the shares of newly issued post-reverse-split Common Stock issuable to the Members will be 40,000,000 shares; or approximately 98.5% based on a total of 40,602,636 shares issued and outstanding on a post split basis. In addition the Company had previously entered into an agreement and promissory note with GHS Investments, LLC on December 11, 2018 that was subsequently amended and approved which provides for the payment of $100,000 in the following instalments: $7,500 on the date of the Addendum, $7,500 on or before August 25, 2019, $ 10,000 on or before September 25, 2019, $ 10,000 on or before October 25, 2019, $ 10,000 on or before November 25, 2019, $15,000 on or before December 25, 2019, $15,000 on or before January 25, 2020, and $15,000 on or before February 25, 2020. In addition the Company agreed to issue 25,000 post-split shares to GHS.

(c) There are no other shares of common stock, preferred stock or securities issuable except as expressly stated in this Section 3.5, nor are there any options, warrants, notes, phantom stock agreements or other rights to receive shares of SIERRA’s Common Stock or other securities.

9

SECTION 3.5 Disclosure of Information. SIERRA has been given the opportunity: (i) to ask questions of, and to receive answers from, persons acting on behalf of NSR concerning the terms and conditions of the Contemplated Transactions and the business, properties, prospects and financial condition of NSR; and (ii) to obtain any additional information (to the extent NSR or the Members possess such information or are able to acquire it without unreasonable effort or expense and without breach of confidentiality obligations) necessary to verify the accuracy of information provided about NSR.

SECTION 3.6 OTC Filings. After Closing, SIERRA will take reasonable steps as necessary to assist NSR to file with OTC Markets the statements that may be required to be filed by NSR in disclosing the Contemplated Transactions. As of their respective dates, these reports and statements will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in them or necessary to make the statements in them not misleading, in light of the circumstances under which they are made and these reports and statements will comply in all material respects with all applicable requirements of the Exchange Act and the Securities Act.

SECTION 3.7 Liabilities. Except for its indebtedness to GHS, SIERRA does not have any liabilities and as of the date hereof, has not incurred any additional Liabilities. Somerset, GHS and Robert Stevens, individually have agreed to forgive any and all obligations that may be due to them by SIERRA or its successors and on the Closing Date SIERRA will not have any Liabilities outstanding except for the funds due to GHS and those on Schedule 3.7. There were certain assets and liabilities that had been reported on OTC Markets. However, since that time, the statute of limitations has expired and after attempting to contact prior management SIERRA was not able to reach anyone.

SECTION 3.8 Absence of Certain Changes.

(a) SIERRA has conducted its business in the ordinary course consistent with past practice and except as disclosed on Schedule 3.8 hereto there has not been:

(i) Any change in any method of accounting or accounting practice by SIERRA;

(ii) Any increase in the compensation, commission, bonus or other direct or indirect remuneration paid, payable or to become payable to any officer, stockholder, director, consultant, agent or employee of SIERRA, or any alteration in the benefits payable or provided to any thereof;

(iii) Any material adverse change in the relationship of SIERRA with its employees, customers, suppliers or vendors;

(iv) Except for any changes made in the ordinary course of business, any material change in any of SIERRA’s business policies, including advertising, marketing, selling, pricing, purchasing, personnel, returns or budget policies; and

(v) Any agreement or arrangement whether written or oral to do any of the foregoing.

10

SECTION 3.09 Contracts.

(a) Schedule 3.09 sets forth an accurate and complete list of all Contracts to which SIERRA is a party or by which it or its assets are bound or subject that: (i) cannot be cancelled upon 30 days’ notice without the payment or penalty of less than Five Thousand Dollars ($5,000); or (ii) involve aggregate annual future payments by or to any person of more than Five Thousand Dollars ($5,000). True and complete copies of all written Contracts (including all amendments thereto and waivers in respect thereof) and summaries of the material provisions of all oral Contracts so listed have been made available to the Members.

(b) All Contracts to which SIERRA is a party are valid, subsisting, in full force and effect and binding upon SIERRA and the other parties thereto, in accordance with their terms, except that no representation or warranty is given as to the enforceability of any oral Contracts. To the best of SIERRA’s knowledge and belief, except as set forth on Schedule 3.09, SIERRA is not in default (or alleged default) under any such Contract.

SECTION 3.10 Claims and Proceedings. There are no outstanding Orders of any Governmental Body against or involving SIERRA, its assets or its business. There are no Claims (whether or not the defence thereof or Liabilities in respect thereof are covered by insurance), pending or, to the best of SIERRA’s knowledge, threatened on the date hereof, against or involving SIERRA, its assets or its business except as are set forth on Schedule 3.10.

SECTION 3.11 Taxes.

(a) Except as set forth on Schedule 3.11:

(i) SIERRA has filed or, if not yet due but due before Closing, will timely file all Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing and all such Tax Returns are or, if not yet filed, will be, upon filing, true, correct and complete in all material respects;

(ii) SIERRA has paid, or if payment is not yet due but due before Closing, will promptly pay when due to each appropriate Tax Authority, all Taxes of SIERRA shown as due on the Tax Returns required to be filed by it for all taxable periods ending on or before the date of Closing;

(iii) the accruals for Taxes currently payable as well as for deferred Taxes shown on the financial statements of SIERRA as of the date of the Interim Statements or the date of any financial statements delivered hereunder: (A) adequately provide for all contingent Tax Liabilities of SIERRA as of the date thereof; and (B) accurately reflect, as of the date thereof, all unpaid Taxes of SIERRA whether or not disputed, in each case as required to be reflected thereon in order for such statements to be in accordance with U.S. GAAP;

(iv) no extension of time has been requested or granted for SIERRA to file any Tax Return that has not yet been filed or to pay any Tax that has not yet been paid and SIERRA has not granted a power of attorney that remains outstanding with regard to any Tax matter;

(v) SIERRA has not received notice of a Tax Deficiency and, to SIERRA’s knowledge, no Tax Deficiency is proposed or threatened;

(vi) all Tax Deficiencies have been paid or finally settled and all amounts determined by settlement to be owed have been paid;

11

(vii) there are no Tax Liens on or pending against SIERRA or any of the assets, other than those which constitute Permitted Liens;

(viii) there are no presently outstanding waivers or extensions or requests for a waiver or extension of the time within which a Tax Deficiency may be asserted or assessed;

(ix) no issue has been raised in any examination, investigation, suit, action, claim or proceeding relating to Taxes which, by application of similar principles to any past, present or future period, would result in a Tax Deficiency for such period;

(x) there are no pending or threatened Tax Audits of SIERRA;

(xi) SIERRA has no deferred intercompany gains or losses that have not been fully taken into income for income Tax purposes;

(xii) there are no transfer or other taxes (other than income taxes) imposed by any state on SIERRA by virtue of the Contemplated Transactions; and

(xiii) no claim has been made by any Tax Authority that SIERRA is subject to Tax in a jurisdiction in which Emporia is not then paying Tax of the type asserted.

Each reference to a provision of the Code in this Section 3.12 shall be treated for state and local Tax purposes as a reference to analogous or similar provisions of state and local law.

(b) To SIERRA’s knowledge, SIERRA has collected and remitted to the appropriate Tax Authority all sales and use or similar Taxes required to be collected on or prior to the date of Closing and has been furnished properly completed exemption certificates for all exempt transactions and has no information otherwise or notice of any claim by any government or jurisdiction with regards thereto. SIERRA has maintained and has in its possession all records, supporting documents and exemption certificates required by applicable sales and use Tax statutes and regulations to be retained in connection with the collection and remittance of sales and use Taxes for all periods up to and including the date of Closing. With respect to sales made by SIERRA prior to the date of Closing for which sales and use Taxes are not yet due as of the date of Closing, all applicable sales and use Taxes payable with respect to such sales will have been collected or billed by SIERRA and will be included in the assets of SIERRA as of the date of Closing.

SECTION 3.12 Compliance with Laws. SIERRA is not in violation of any Orders and to the best of SIERRA’s knowledge, belief and information, any Laws of any Governmental Bodies affecting SIERRA or SIERRA Common Stock.

SECTION 3.13 Environmental Matters. To the best of SIERRA’s knowledge, belief and information, SIERRA is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law.

SECTION 3.14 Finders Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of SIERRA who might be entitled to any fee or commission from SIERRA in connection with the consummation of the Contemplated Transactions.

12

SECTION 3.15 Disclosure. Neither this Agreement, the Schedules hereto, nor any reviewed or unaudited financial statements, documents or certificates furnished or to be furnished to NSR by or on behalf of SIERRA pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There are no events, transactions or other facts, which, either individually or in the aggregate, may give rise to circumstances or conditions which would have a material adverse effect on the general affairs or business of SIERRA.

SECTION 3.16 Authority. Robert Stevens represents that he is the sole duly elected member of the board of directors and sole officer of SIERRA and has full power and authority to enter into this agreement and the Contemplated Transactions. Robert Stevens further represents that he is a duly appointed officer of Somerset Capital, Ltd. And that all necessary action on the part of the board of directors of Somerset authorizing him to act on behalf of Somerset in the sale of the Series A Preferred Stock has been duly taken and as an officer of Somerset, Mr. Stevens has full power and authority to execute and deliver any and all documents necessary to transfer and sell the Ninety (90) shares of Series A Preferred Stock referenced herein.

SECTION 3.17 Ownership of Shares. Somerset Capital, Ltd. By and through its duly appointed officer, Robert Stevens, represents that it is the sole owner of 90 shares of SIERRA Series A Preferred Stock and that such shares have been validly issued, are fully paid, are non-assessable, that Somerset and Mr. Stevens have full power and authority to transfer and convey the same and that there are no other shares of such preferred stock or any other classes or series of preferred stock issued or outstanding.

ARTICLE IV

COVENANTS AND AGREEMENTS

The Members covenant to SIERRA; and SIERRA covenants to the Members that:

SECTION 4.1 Filings and Authorizations. The parties hereto shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, Orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement including without limitation the preparation of any documents required to be filed with FINRA, OTC Markets or the State of Wyoming in connection with the transactions contemplated by this Agreement; and shall furnish copies thereof to each other party prior to such filing and shall not make any such registration, filing, application or submission to which the Shareholders reasonably object in writing. All such filings shall comply in form and content in all material respects with applicable Law. The parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith.

SECTION 4.2 Confidentiality. Each party hereto shall hold in strict confidence, and shall use its best efforts to cause all of its officers, employees, agents and professional counsel and accountants, (collectively, “Representatives”) to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of Law or OTC Markets, all information concerning any other party which it has obtained from such party prior to, on, or after the date hereof in connection with the Contemplated Transactions, and each party shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other person, except its Representatives who need to know such information in connection with this Agreement and who shall be advised of the provisions of this Section 4.2. The foregoing provision shall not apply to any such information to the extent; (i) known by any party prior to the date such information was provided to such party in connection with the Contemplated Transactions; (ii) made known to such party from a third party not in breach of any confidentiality requirement; or (iii) made public through no fault of such party or any of its Representatives.

13

SECTION 4.3 Expenses. The Members, SIERRA and NSR shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of the Transaction Documents and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives.

SECTION 4.4 Tax Matters. The Members and SIERRA shall reasonably cooperate, and shall cause their respective Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with the preparation and filing of Tax Returns, the payment of Taxes and the resolution of Tax Audits and Tax Deficiencies with respect to all taxable periods. Refunds or credits of Taxes that were paid by NSR with respect to any periods shall be for the account of NSR.

SECTION 4.5 Further Assurances. At any time and from time to time after the date of Closing, upon the reasonable request of any party hereto, the other party(ies), shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement.

SECTION 4.6 Restricted Securities. The parties acknowledge and agree that the Transferred Membership Interests being issued or transferred pursuant to the Contemplated Transactions are being issued or transferred pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) and constitute “restricted securities” within the meaning of the Securities Act. Such securities may not be transferred absent compliance with the provisions of the Securities Act, other applicable Laws, and all stock certificates evidencing such securities shall bear a legend to such effect and to the effect that such shares are subject to the terms and provisions of this Agreement.

SECTION 4.7 Due Diligence. Prior to the Closing Date The parties agree that each of them shall be entitled, through its Representatives, to make such investigation of the properties, businesses and operations of each other party, and such examination of the books, records and financial condition of the other parties, as such party reasonably deems necessary. Any such investigation and examination shall be conducted at reasonable times, under reasonable circumstances and upon reasonable notice. No investigation by a party shall diminish or obviate any of the representations, warranties, covenants or agreements of the other parties contained in this Agreement.

SECTION 4.8 Reverse Split. SIERRA agrees that it will, at its expense, complete the 1:10,000 reverse stock split and will file any and all documents necessary with FINRA and the State of Wyoming to effect the same.

SECTION 4.9 Provide Documents. SIERRA agrees to provide any and all documents necessary to allow the Company’s new management to effect corporate actions with FINRA, specifically a name and symbol change. Further, NSR and its Members intend to “up - list” to

14

NASDAQ or the NYSE and as part of that process, will need to have complete copies of the minute book of SIERRA containing all shareholder actions and board minutes, bylaws, committee charters, board minutes and consents and will need to have a PCAOB audit conducted for the two previous years of SIERRA’s operations, Robert Stevens agrees that he will provide any and all accounting records and necessary and will fully cooperate with the auditors in their audit of the Company’s financial statements.

SECTION 4.10 Spin-Off of Existing Business. SIERRA is a “shell” company and as such, there is no existing business to be “spun off,” sold or otherwise terminated.

SECTION 4.11 Payment to Somerset. The Member(s) receiving the Ninety (90) shares of Series A Preferred Stock shall paid to Somerset Capital, Ltd. or its assigns as Robert Stevens may have directed, the sum of $25,000, which sum was paid upon execution of the original agreement among the parties hereto. On or about the time that the original agreement was executed by the parties hereto, the Company and Somerset entered into a consulting agreement that provided for the issuance of 4,000,000 of the Company’s common stock. At Stevens’ request and the Company’s agreement, the parties agreed to assign the consulting agreement to Thistle Investments, LLC so that the shares would be issued to Thistle as part of Stevens’ estate planning. To effect that assignment, rather than execute a document of assignment, the parties agreed that the Somerset consulting agreement was terminated and then agreed to execute a new consulting agreement with Thistle Investments, LLC. However, the economic purpose for issuing the 4,000,000 shares was compensation for relinquishing control of Sierra and therefore was in addition to the $25,000 consideration paid for the 90 shares of Series A Preferred Stock that were transferred by Somerset. In order to properly reflect the economic reality of the underlying transaction, the parties hereto now agree that both consulting agreements are null and void by mutual agreement and that the 4,000,000 shares referenced therein are issuable by the Company as additional consideration for relinquishing control of the Company through the sale of the Series A Preferred Stock; and that, pursuant to Stevens’ instructions (given in connection with his estate planning) and the consent of Somerset, the Company may issue the 4,000,000 shares of its common stock to Thistle Investments, LLC, a family limited liability company. Upon the issuance of said shares, the Company will have no further liability to Stevens, Somerset, or Thistle Investments, LLC, their officers, directors, managers, members, employees, independent contractors or any other party that may have had a claim to receive shares of the Company, whether from the sale and transfer of the Series A Preferred Shares or for any other reason, provided that the shares are issued on or prior to February 28, 2020. In the event that the 4,000,000 shares are not issued on or before February 28, 2020, the Company shall owe Thistle Investments, LLC, the sum of $100,000, which sum shall be payable on or before August 20, 2020. Robert Stevens on behalf of Somerset and Thistle Investments, LLC, by and through its duly authorized agent, Jodi Stevens, agrees that the 4,000,000 shares shall be subject to the following bleed-out provisions: The purpose of this bleed out provisions are to allow for the 4,000,000 shares to be sold in an orderly manner. These bleed-out provisions shall be effective for a period of two years beginning on the day that they are first eligible to have the restrictive legend removed (the “Bleed-Out Period.) Thistle Investments, LLC, by and through its duly authorized agent, Jodi Stevens, affirmatively states that she understands and agrees that Thistle Investments, LLC will not sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale or otherwise dispose of or agree to dispose of any of the common stock of the Company owned directly by Thistle Investments, LLC or with respect to which it or its affiliates has beneficial ownership within the rules and regulations of the Securities and Exchange Commission (the “Exchanged Common Shares”), except in compliance with the following share limitation and selling restriction during the Bleed-Out Period. In each case, sales of the Exchanged Common Shares shall be limited to the greater of (A) ten percent (10%) of the 10 day average daily trading volume as reported by a nationally recognized source (e.g. Bloomberg) or (B) $1,000 worth of shares, exclusive of commissions (the “Share Limitation”), during any trading day (the “Selling Restriction”). This Selling Restriction and Share Limitation is not cumulative. Therefore, if Thistle Investments, LLC forgoes selling shares for a particular day, in the following day it will be limited by the Share Limitation. Further, Thistle Investments, LLC and its managers understand and agree that this provision is irrevocable and shall be binding upon them and Thistle Investments, LLC as the shareholder, its members, managers, legal representatives, successors, and assigns. NSR and Raynor agree that following the Closing of this Agreement, that when the 4,000,000 shares of Common Stock issued to Thistle Investments, LLC become eligible to legally have the restrictive legend removed, that they will not obstruct Thistle from having the restrictive legend removed, provided that there is an available exemption under Rule 144 or 4(a)l and it provides a legal opinion acceptable to the transfer agent that such exemption(s) are available.

15

SECTION 4.12 Reorganization into a Holding Company Structure. SIERRA and SOMERSET agree that following Closing, SIERRA shall change domiciles to Delaware and to effect a reorganization under Delaware General Corporation Law (“DGCL”) Section 251(g) in to a holding company formation and that regardless of the filing of the reorganization under DGCL 251(g) that for purposes of this Agreement, because of certain other “house keeping” items, even if the filing with the Delaware Secretary of State Division of Corporations were to occur at a later date, that the reorganization shall be deemed to pre-date this agreement and the any and all prior agreements.

ARTICLE V

CONDITIONS TO CLOSING

SECTION 5.1 Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Contemplated Transactions are subject to the satisfaction of the following conditions:

(a) No Injunction. No provision of any applicable Law and no Order shall prohibit the consummation of the Contemplated Transactions.

(b) No Proceedings or Litigation. No Claim instituted by any person (other than pursuant to this Agreement) shall have been commenced or pending against NSR, SIERRA or the Members or any of their respective Affiliates, officers or directors, which Claim seeks to restrain, prevent, change or delay in any respect the Contemplated Transactions or seeks to challenge any of the terms or provisions of this Agreement or seeks damages in connection with any of such transactions.

SECTION 5.2 Conditions to the Obligations of the Members. The obligations of the Members hereunder to consummate the Contemplated Transactions are subject, at the option of the Members, to the fulfilment prior to or at the Closing of each of the following further conditions:

(a) Performance. SIERRA shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of SIERRA contained in this Agreement and in any certificate or other writing delivered by SIERRA pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

16

(c) No Material Adverse Change. From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on SIERRA.

(d) Documentation. There shall have been delivered to NSR the following:

(i) a certificate, dated the Closing Date, of the Chairman of the Board and the President of SIERRA confirming the matters set forth in Section 5.2(a) (b) and (c) hereof;

(ii) the stock certificates in the names of the Members and in the amounts of SIERRA Common Stock as set forth on Exhibit A attached hereto; and

(iii) resolutions adopted by the board of directors of SIERRA authorizing the transactions contemplated hereby, certified by the Secretary of SIERRA.

(iv) a resolution adopted by Robert Stevens appointing Anthony Raynor to fill the vacancy on the board of directors of SIERRA following his resignation.

(v) a letter of resignation of Robert Stevens, resigning all positions he holds with SIERRA

(vi) the elections and appointments of and resignations of each of the prior officers and directors of SIERRA.

(vii) each of the documents submitted to FINRA to effect the reverse stock split referred to herein

(viii) a consent to be filed with the transfer agent granting Peder K. Davisson access to the Company’s transfer records with full power and authority to instruct the transfer agent with respect to cancelations and issuances of SIERRA’s shares.

SECTION 5.3 Conditions to the Obligations of SIERRA. All obligations of SIERRA to consummate the Contemplated Transactions hereunder are subject, at the option of SIERRA, to the fulfilment or waiver prior to or at the Closing of each of the following further conditions:

(a) Performance. The Members and NSR shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(b) Representations and Warranties. The representations and warranties of the Members and NSR, contained in this Agreement and in any certificate or other writing delivered by the Members and NSR pursuant hereto shall be true in all material respects at and as of the Closing Date as if made at and as of such time (except for those representations and warranties made as of a specific date which shall be true in all material respects as of the date made).

(c) No Material Adverse Change. From the date hereof through the Closing, there shall not have occurred any event or condition that has had or could have a material adverse effect on NSR.

17

(d) Documentation. There shall have been delivered to SIERRA the following:

(i) A certificate, dated the Closing Date, of the Chairman of the Board, the President or Chief Financial Officer of NSR confirming the matters set forth in Section 5.3(a) (b) and (c) hereof;

(ii) A certificate, dated the Closing Date, of the Secretary of NSR and the Members certifying, among other things, that attached or appended to such certificate: (i) is a true and correct copy of NSR’s articles of organization and all amendments thereto; and (ii) is a true and correct copy of NSR’s operating agreement;

(iii) resolutions adopted by the Members authorizing the transactions contemplated hereby, certified by the Secretary of NSR; and

(iv) Transferred Membership Interest Certificate representing the Transferred Membership Interests duly endorsed in blank or accompanied by stock powers duly endorsed in blank and in suitable form for transfer to SIERRA by delivery.

SECTION 5.4 Conditions to the Obligations of SOMERSET. All obligations of Somerset Capital Ltd. to consummate the Contemplated Transactions hereunder are subject, at the option of Somerset, to the fulfilment or waiver prior to or at the Closing of each of the following further conditions:

(a) The contingent payment of $100,000 that may be due to Thistle Investments, LLC under this Agreement remains payable as set forth in Section 4.11 unless the 4 million shares referenced therein are paid on or before February 28, 2020. NSR intends to prepare and file a registration statement with the Securities & Exchange Commission on Form S-l and in preparing this registration statement, it will ensure that it meets the requirements of having “Form 10 type information,” as required by companies that have previously been shells, in order to qualify for the exemption provided under Rule 144.

ARTICLE VI
INDEMNIFICATION

SECTION 6.1 Survival of Representations, Warranties and Covenants. (a) Notwithstanding any right of SIERRA fully to investigate the affairs of NSR and the rights of the Members to fully investigate the affairs of SIERRA, and notwithstanding any knowledge of facts determined or determinable by the Members, SIERRA, or NSR, pursuant to such investigation or right of investigation, the Members and SIERRA have the right to rely fully upon the representations, warranties, covenants and agreements of NSR, the Members and SIERRA respectively, contained in this Agreement, or listed or disclosed on any Schedule hereto or in any instrument delivered in connection with or pursuant to any of the foregoing. All such representations, warranties, covenants and agreements shall survive the execution and delivery of this Agreement and the Closing hereunder. Notwithstanding the foregoing, all representations and warranties of the Members, NSR and SIERRA respectively, contained in this Agreement, on any Schedule hereto or in any instrument delivered in connection with or pursuant to this Agreement shall terminate and expire twenty four (24) months after the date of Closing; provided, however, that the liability of the Members and SIERRA shall not terminate as to any specific claim or claims of the type referred to in Section 6.3 hereof, whether or not fixed as to Liability or liquidated as to amount, with respect to which the Members and/or SIERRA has been given specific notice on or prior to the date on which such Liability would otherwise terminate pursuant to the terms of this Section 6.1 (b), or which arise or result from or are related to a Claim for fraud.

18

SECTION 6.2 Obligation of the Members to Indemnify. The Members agree to indemnify, defend and hold harmless SIERRA (and their respective directors, officers, employees, Affiliates, successors and assigns) from and against all Claims, losses, Liabilities, Regulatory Actions, damages, deficiencies, judgments, settlements, costs of investigation or other expenses (including Taxes, interest, penalties and reasonable attorneys’ fees and fees of other experts and disbursements and expenses incurred in enforcing this indemnification) (collectively, the “Losses”) suffered or incurred by SIERRA, or any of the foregoing persons arising out of any breach of the representations and warranties of the Members contained in this Agreement, or of the covenants and agreements contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.3 Obligation of SIERRA, STEVENS and SOMERSET to Indemnify. SIERRA, STEVENS and SOMERSET jointly and severally agree to indemnify, defend and hold harmless the Members (and any heirs, successor or assignee thereof) from and against any Losses suffered or incurred by the Members or any of the foregoing persons arising out of any breach of the representations and warranties of SIERRA, STEVENS or SOMERSET or of the covenants and agreements of SIERRA, STEVENS or SOMERSET contained in this Agreement or in the Schedules or any other Transaction Document.

SECTION 6.4 Notice and Opportunity to Defend Third Party Claims. (a) Within ten (10) days following receipt by any party hereto (the ‘Indemnitee”) of notice of any demand, claim, circumstance or Tax Audit which would or might give rise to a claim, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss (an “Asserted Liability”), the Indemnitee shall give notice thereof (the “Claims Notice”) to the party or parties obligated to provide indemnification pursuant to Sections 6.2, or 6.3 (collectively, the “Indemnifying Party”). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(b) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless: (i) the Asserted Liability includes a Claim seeking an Order for injunction or other equitable or declaratory relief against the Indemnitee, in which case the Indemnitee may at its own cost and expense and at its option defend the portion of the Asserted Liability seeking equitable or declaratory relief against the Indemnitee, or (ii) the Indemnitee shall have reasonably, and in good faith, after consultation with the Indemnifying Party, concluded that: (x) there is a conflict of interest between the Indemnitee and the Indemnifying Party which could prevent or negatively influence the Indemnifying Party from impartially or adequately conducting such defence; or (y) the Indemnitee shall have one or more defences not available to the Indemnifying Party but only to the extent such defence cannot legally be asserted by the Indemnifying Party on behalf of the Indemnitee. If the Indemnifying Party elects to defend such Asserted Liability, it shall within ten (10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defence of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this Section 6.4(b), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party.

19

Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other, provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section 6.4(b) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. If the Indemnifying Party desires to accept a reasonable, final and complete settlement of an Asserted Liability so that such Indemnitee’s Loss is paid in full and the Indemnitee refuses to consent to such settlement, then the Indemnifying Party’s liability to the Indemnitee shall be limited to the amount offered in the settlement. The Indemnifying Party will exercise good faith in accepting any reasonable, final and complete settlement of an Asserted Liability. In the event the Indemnifying Party elects to defend any Asserted Liability, the Indemnitee may participate, at its own expense, in the defence of such Asserted Liability. In the event the Indemnifying Party is not permitted by the Indemnitee to defend the Asserted Liability, it may nevertheless participate at its own expense in the defence of such Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defence. Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor.

SECTION 6.5 Limits on Indemnification. (a) Notwithstanding the foregoing or the limitations set forth in Section 6.5(b) below, in the event such Losses arise out of any fraud related matter on the part of any Indemnifying Party, then such Indemnifying Party shall be obligated to indemnify the Indemnitee in respect of all such Losses.

(b) The Members shall not be liable to indemnify SIERRA, STEVENS or SOMERSET pursuant to Section 6.2 above and SIERRA, STEVENS or SOMERSET shall not be liable to indemnify the Members pursuant to Section 6.3 above with respect to special, consequential or punitive damages; or in respect of any individual Loss of less than $2,000.

SECTION 6.6 Exclusive Remedies. The parties agree that the indemnification provisions of this Article VI shall constitute the sole or exclusive remedy of any party in seeking damages or other monetary relief with respect to this Agreement and the Contemplated Transactions, provided that, nothing herein shall be construed to limit the right of any party to seek: (i) injunctive relief for a breach of this Agreement; (ii) legal or equitable relief for a Claim for fraud; (iii) indemnity under the bylaws of SIERRA if they are or have been a director or officer of SIERRA or (vi) rescission of the sale of the 90 shares of Series A Preferred Stock by SOMERSET for non-payment of the sum due under Section 4.11 hereof.

ARTICLE VII

SPECIFIC PERFORMANCE; TERMINATION

SECTION 7.1 Specific Performance.

(a) The Members acknowledge and agree that, if they fail to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (c) or (d) of Section 7.2 below, SIERRA will not have adequate remedies at law with respect to such breach. In such event, and in addition to each party’s right to terminate this Agreement, each party shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, by commencing a suit in equity to obtain specific performance of the obligations under this Agreement or to sue for damages, in each case, without first terminating this Agreement. The Managers of NSR specifically affirm the appropriateness of such injunctive, other equitable relief or damages in any such action.

20

(b) SIERRA and SOMERSET acknowledge and agree that, if they fail to proceed with the Closing in any circumstance other than those described in clauses (a), (b), (c) or (d) of Section 7.2 below, NSR and its Members will not have adequate remedies at law with respect to such breach. In such event, and in addition to each party’s right to terminate this Agreement, each party shall be entitled, without the necessity or obligation of posting a bond or other security, to seek injunctive relief, by commencing a suit in equity to obtain specific performance of the obligations under this Agreement or to sue for damages, in each case, without first terminating this Agreement. The boards of directors of SIERRA and SOMERSET specifically affirm the appropriateness of such injunctive, other equitable relief or damages in any such action.

SECTION 7.2 Termination. This Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Closing:

(a) By mutual written consent of the Members and SIERRA;

(b) By the Members if: (i) there has been a material misrepresentation or material breach of warranty on the part of SIERRA, STEVENS or SOMERSET in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within ninety days after written notice thereof from the Member(s); (ii) SIERRA or SOMERSET have committed a breach of any covenant imposed upon them hereunder and fails to cure such breach within thirty days after written notice thereof from the Member(s); or (iii) any condition to the Members’ obligations under Article V becomes incapable of fulfilment through no fault of the Members and is not waived by NSR;

(c) By SIERRA, if: (i) there has been a misrepresentation or breach of warranty on the part of the Members in the representations and warranties contained herein and such misrepresentation or breach of warranty, if curable, is not cured within thirty days after written notice thereof from SIERRA; (ii) the Members have committed a breach of any covenant imposed upon them hereunder and fail to cure such breach within thirty days after written notice thereof from SIERRA; or (iii) any condition to SIERRA’s obligations under Article V becomes incapable of fulfilment through no fault of SIERRA and is not waived by the Members.

SECTION 7.3 Effect of Termination; Right to Proceed. Subject to the provisions of Section 7.1 hereof, in the event that this Agreement shall be terminated pursuant to Section 7.2, all further obligations of the parties under this Agreement shall terminate without further liability of any party hereunder except that: (i) the agreements contained in Section 4.2 shall survive the termination hereof; and (ii) termination shall not preclude any party from seeking relief against any other party for breach of Section 4.2. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Contemplated Transactions.

21

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1 Notices. (a) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

If to National Storm Recovery, LLC

Attn: Anthony Raynor

203 West 1st Street

Apopka, FL 32703

If to Sierra Gold Corporation or

Somerset Capital, Ltd.

Attn: Robert Stevens

387 Corona St., Suite 555

Denver, CO 80218

If to Thistle Investments LLC

6609 S. Himalaya Way

Aurora, CO 80016

With Copies to:

Davisson & Associates, PA

Attn: Peder K. Davisson, Esq.

4124 Quebec Avenue North, Suite 306

Minneapolis, MN 55427-1240

(b) Each such notice or other communication shall be effective when delivered at the address specified in Section 8.1 (a). Any party by notice given in accordance with this Section 8.1 to the other parties may designate another address or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

SECTION 8.2 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the collateral agreements executed in connection with the consummation of the Contemplated Transactions contain the entire agreement among the parties with respect to the subject matter hereof and related transactions and supersede all prior agreements, written or oral, with respect thereto.

SECTION 8.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by the Members, SOMERSET and SIERRA. The provisions hereof may be waived in writing by the Members, SOMERSET and SIERRA, as the case may be. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

SECTION 8.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within such State without regard to the conflict of laws rules thereof.

22

SECTION 8.5 Consent to Jurisdiction. Each of the parties hereto irrevocably and voluntarily submits to personal jurisdiction in the State of Florida and in the Federal courts in such state in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of such action or proceeding may be heard and determined in any such court. If for any reason the Federal courts in such state will not entertain such action or proceeding, then the parties hereto irrevocably and voluntarily submit to personal jurisdiction in the state courts located in the State of Florida in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of any action or proceeding may be heard and determined in any such court. Each of the parties further consents and agrees that such party may be served with process in the same manner as a notice may be given under Section 8.1. The parties hereto agree that any action or proceeding instituted by any of them against any other party with respect to this Agreement will be instituted exclusively in the United States District Court located within the State of Florida, or alternatively, in the State courts located therein. Each party irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

SECTION 8.6 Binding Effect; No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs and legal representatives. This Agreement may not be assigned (including by operation of Law) by any party hereto without the express written consent of the other party and any purported assignment, unless so consented to, shall be void and without effect.

SECTION 8.7 Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

SECTION 8.8 Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, this Agreement shall be amended so as to enforce the illegal, invalid or unenforceable provision to the maximum extent permitted by applicable law, and the parties shall cooperate in good faith to further modify this Agreement so as to preserve to the maximum extent possible the intended benefits to be received by the parties.

SECTION 8.9 Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

SECTION 8.10 Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted heirs, successors, assigns and legal representatives, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

23

ARTICLE IX
DEFINITIONS

SECTION 9.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of any person means any other person directly or indirectly through one or more intermediary persons, controlling, controlled by or under common control with such person.

“Agreement” or “this Agreement” shall mean, and the words “herein”, “hereof’ and “hereunder” and words of similar import shall refer to, this agreement as it from time to time may be amended.

“Assets” shall mean all cash, instruments, properties, rights, interests and assets of every kind, real, personal or mixed, tangible and intangible, used or usable in the Business.

The term “audit” or “audited” when used in regard to financial statements shall mean an examination of the financial statements by a firm of independent certified public accountants in accordance with generally accepted auditing standards for the purpose of expressing an opinion thereon.

“Business” shall mean the ownership and operation of the business of the party referred to.

“Condition of the Business” shall mean the financial condition, prospects or the results of operations of the Business, the Assets of the party referred to.

“Contract” shall mean any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement, whether written or oral.

“Control” with respect to any person, shall mean the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing.

“GAAP” shall mean generally accepted accounting principles in effect on the date hereof (or, in the case of any opinion rendered in connection with an audit, as of the date of the opinion) in the subject jurisdiction.

“Governmental Bodies” shall mean any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility.

“Know” or “Knowledge” The term “knowledge” with respect to: (a) any individual shall mean actual knowledge of such individual or as to a fact, something that would be discoverable with minimal diligence by an ordinary person; and (b) any corporation shall mean the actual knowledge of the directors and executive officers of such corporation and as to a fact, something that would be discoverable with minimal diligence by an ordinary person in the position of the director or officer; and “knows” has a correlative meaning. The terms “any Shareholder’s knowledge,” and “Shareholder’s knowledge,” including any correlative meanings, shall mean the knowledge of any Shareholder and as to a fact shall mean something that would be discoverable with minimal diligence by an ordinary person in the position of the Shareholder.

24

“Laws” shall mean any law, statute, code, ordinance, rule, regulation or other requirement of any Governmental Bodies.

“Liability” shall mean any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

“Lien” shall mean any mortgage, lien (including mechanics, warehousemen, labourers and landlords liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, covenant, restriction, easement or encumbrance of any kind.

The term “person” shall mean an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

“Receivables” shall mean as of any date any trade accounts receivable, notes receivable, sales representative advances and other miscellaneous receivables of SIERRA or NSR.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means all forms, notices, reports, schedules, statements, and other documents filed by Emporia with the SEC within the three years from the Effective Time, whether or not constituting a “filed” document, and includes all proxy statements, registration statements, amendments to registration statements, periodic reports on Forms 10-KSB, 10-QSB, and 8-K. and annual and quarterly reports to shareholders.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) shall mean: (i)(A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with; (B) any interest and any penalty, addition to tax or additional amount imposed by any Governmental Body (domestic or foreign) (a “Tax Authority”) responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to any party hereto, the Business or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of a party hereto being a member of an affiliated or combined group with any other person at any time on or prior to the date of Closing; and (iii) any liability of a party hereto for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

“Tax Return” shall mean any return or report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to any Tax Authority.

“Transaction Documents” shall mean, collectively, this Agreement, and each of the other agreements and instruments to be executed and delivered by all or some of the parties hereto in connection with the consummation of the transactions contemplated hereby.

SECTION 9.2 Interpretation. Unless the context otherwise requires, the terms defined in this Agreement shall be applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in this Agreement, and those accounting terms used in this Agreement except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP as of the date of the item in question. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

25

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Equity Exchange and Share Purchase Agreement as of the date set forth above.

SIERRA GOLD CORPORATION,
A Wyoming corporation

By:	/s/ Robert Stevens
Robert Stevens
Chief Executive Officer and President

NATIONAL STORM RECOVERY, LLC

By:	/s/ Anthony Raynor
Anthony Raynor
Chief Executive Officer and Managing Member

SOLE MEMBER OF
NATIONAL STORM RECOVERY, LLC:

/s/ Anthony Raynor
Anthony Raynor
Amount of Membership Interests of
National Storm Recovery, LLC owned: 100%

SOMERSET CAPITAL, LTD

/s/ Robert Stevens
Robert Stevens
President

Acknowledged and Agreed
As to the Assignment of 4 Million Shares of the Company’s Common Stock

THISTLE INVESTMENTS, LLC

/s/ Jodi Stevens
Jodi Stevens, Manager

26

Exhibit A

Members

Of

National Storm Recovery, LLC

Percentage Owned
Anthony Raynor	100%

27

National Storm Recovery LLC
Schedules

Schedule 2.4
NSR Required Consents

None

Schedule 2.5
NSR Subsidiaries

None

Schedule 2.7

Material Inaccuracies in NSRI Financial Statements

There are no known material inaccuracies in NSRI Financial Statements

Schedule 2.10

Material Changes to NSR Operations That Would have an Adverse Impact

Since NSR is rapidly expanding its operations and has a limited operating history, “ordinary course of business,” as it is generally used may not be the best measure. Particularly since its ordinary course of business is obtaining equipment and assets, financing them and working to capitalize on certain large and significant opportunities. Because these can involve debt, it could be argued that they could have an adverse impact. However this is necessary and was carefully considered as the company has been steadily executing on its business plan.

Schedule 2.11

NSR Leases on Real Property

203 W 1st Street, Apopoka, FL 32703

The current corporate offices for NSR are located at in Apopoka, Florida and are leased on a month to month basis.

24200 County Road 561, Astatula, FL 34705

In addition to its current corporate offices, NSR has a lease on a 100 acre facility located in Astatula, Florida, with an option to purchase. It intends to exercise this purchase option upon final receipt of zoning approval and thereafter, it intends to relocate its corporate offices to this location as well as operate it as a mulch production and packaging facility. Part of the property has improvements built that were used for television production and it has an area that was used for RV’s for events that were held on the property. Management believes that, in addition to the mulch production and packaging, the property is ideal for promotional events that it will organize as part of its marketing plans, such as a lumberjack festival, and this will bring wider exposure to NSR and its operations.

28

242 W. Keene Rd., Apopoka, FL 32703 and

5400 Rex Drive, Winter Garden, FL 34787

Also, as part of its strategic partnership and agreement with Waste Management, NSR currently leases space at two of Waste Management’s locations for its mulch production operations. The leases have a multi-year term and in exchange for NSR grinding a certain amount of its yearly tree waste per site per year the leases were steeply discounted After processing Waste Management’s tree waste, NSR will then bag and sell it as mulch; and any material that is too dirty to use as mulch will be used as landfill cover.

Schedule 2.12
Liens of Assets

NSR has liens on its equipment from the various sellers that are part of the equipment’s purchase and financing.

Schedule 2.13
List of Material Contracts

(a)	Three Year Contract with Orange County Public Schools
Three Year Storm/Debris Contract with the Town of Oakland County

(b)	None

Schedule 2.16
Taxes

None

Schedule 2.18
Required Permits

For the property located at 24200 County Road 561, Astatula, FL 34705, following three hearings NSR successfully applied for and received zoning approval to operate its mulch business.

For the properties located at 242 W. Keene Rd., Apopoka, FL 32703 and 5400 Rex Drive, Winter Garden, FL 34787, these sites are already permitted for NSR’s operations.

29

Sierra Gold Corporation
Schedules

Schedule 3.2

Sierra Required Consents

None

Schedule 3.7
Sierra Liabilities

Note with GHS Investments, LLC for $100,000.

There are certain liabilities that had been listed on OTC Markets however, the statute of limitations has since run on these liabilities so none of these old obligations are enforceable since they would all be older than 6 years and the applicable statute of limitations is 6 years.

Sierra has a transfer agent services contract that has a balance owed but subject to negotiation.

Schedule 3.8

Material Changes to Sierra that Would Have an Adverse Impact

None.

Schedule 3.9

Sierra Material Contracts

GHS Investments, LLC $100,000 note as amended and obligation to issue 25,000 shares of common stock.

Sierra has a transfer agent services contract with Pacific Stock Company, with a security lien on the books and records of the company held by Pacific Stock Transfer Company.

Schedule 3.10

Litigation or Claims Against Sierra

None

Schedule 3.11
Sierra Taxes

None

30